                                                                    Exhibit 99.1




                                                                  April 13, 2006

Pacific Ethanol, Inc.
5711 N. West Ave.
Fresno, CA 93711
Attention: __________

Cascade Investment, L.L.C.
2365 Carillon Point
Kirkland, WA  98033
Attention:  ___________

                             VOTING LETTER AGREEMENT

Ladies and Gentlemen:


   This letter agreement (this "Voting Letter Agreement") sets forth certain agreements relating to a Registration Rights and Stockholders Agreement (the "Registration Rights and Stockholders Agreement") dated as of April 13, 2006, by and among Pacific Ethanol, Inc., a Delaware corporation (the "Company") and Cascade Investment, L.L.C., a Washington limited liability company (the "Investor"). Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Rights and Stockholders Agreement. In order to induce the Investor to enter into the Purchase Agreement and purchase the Shares and in consideration of the agreements set forth in this Registration Rights and Stockholders Agreement, the undersigned, an executive officer, director or manager of the Company or one of its Subsidiaries (the "Insider"), agrees as follows:

         1. The Insider hereby grants to the Company an irrevocable proxy, coupled with an interest, to vote all of the Voting Securities now or hereafter owned by such Insider or over which such Insider has voting control in favor of the Investor Directors at any general or special meeting of stockholders of the Company at which directors are to be elected. The Insider further agrees to take such other actions as may be within his or her authority as an officer or director of the Company and/or one of the Subsidiaries of the Company to carry out the provisions of Section 10 of the Registration Rights and Stockholders Agreement.

         2. The Insider further agrees that such Insider will not vote any Voting Securities owned by such Insider or over which such Insider has voting control, or take any action by written consent, or take any other action as a shareholder of the Company, to circumvent the voting arrangements required by
Section 10 of the Registration Rights and Stockholders Agreement or this Voting Letter Agreement. The Insider hereby agrees to vote or cause to be voted or cause such Insider's designees as directors to vote all Voting Securities owned by such Insider or over which such Insider has voting control so as to comply with Section 10 of the Registration Rights and Stockholders Agreement and this

Voting Letter Agreement. The provisions set forth herein constitute a voting agreement under Section 218 of the Delaware General Corporation Law, as amended, and, in connection therewith, the Insider expressly consents to the enforcement of this Voting Letter Agreement by specific performance.

         3. This Voting Letter Agreement shall terminate on the earlier of the Termination Date and the date that the Insider is not an officer, director, manager or employee of the Company or any of its Subsidiaries.



                                    Very truly yours,

                                    By:  /s/ Neil Koehler
                                    --------------------------------------------
                                    Name: Neil Koehler
                                    Title: Chief Executive Officer and President



                                       2